Exhibit 4.32

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Agreement”) is made as of April 17, 2020, by and between Eros International Plc, an Isle of Man company limited by shares (the “Company”), and each Purchaser identified on the signature pages hereto (each, an “Initial Purchaser” and, together with any other person or entity executing a Joinder after the date hereof, collectively, the “Purchasers”).

WHEREAS, concurrently with the execution of this Agreement, the Company is entering into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Company, England Holdings 2, Inc., a Delaware corporation and indirect wholly owned subsidiary of the Company (“England Holdings 2”), England Merger Corp., a Delaware corporation and direct wholly owned subsidiary of England Holdings 2 (“Merger Sub”), and STX Filmworks, Inc., a Delaware corporation (“STX”), pursuant to which Merger Sub will merge with and into STX, with STX continuing as the surviving company and an indirect wholly owned subsidiary of the Company in such merger (the “Merger”); and

WHEREAS, in connection with the Merger, the Company desires to issue and allot, and the Purchasers desire to subscribe for and purchase, upon the terms and conditions stated in this Agreement, an aggregate of $75,000,000 of the Company’s A Ordinary Shares, par value £0.30 per share (the “Company A Ordinary Shares”), in a private placement transaction.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.               Purchase and Allotment of Company A Ordinary Shares.

(a)             Subject to the terms and conditions hereof, the Company shall issue and allot to each Purchaser, and each Purchaser severally, but not jointly, shall subscribe for and purchase from the Company on the Closing Date (as defined below), a number of Company A Ordinary Shares, rounded down to the nearest whole share, equal to (i) the aggregate purchase price for the Company A Ordinary Shares to be purchased by such Purchaser hereunder set forth across from such Purchaser’s name on Schedule I attached hereto (with respect to each Purchaser, the “Purchase Price”) divided by (ii) the Per Share Price; provided, that in the event any Purchaser that is a stockholder of STX enters into this Agreement following the date hereof pursuant to a joinder agreement, substantially in the form attached hereto as Exhibit A (the “Joinder”), the Purchase Price of each Initial Purchaser hereunder shall be reduced by an amount that is equal to the proportionate share of such new investment based on the initial Purchase Price of such Initial Purchaser hereunder, and Schedule I shall be amended accordingly and automatically without any action by the Company or any Purchaser. The “Per Share Price” shall be equal to the lowest of (x) $2.60 (the “Base Price”), (y) the weighted average of the purchase price of all purchases comprising the Eros Pre-Closing Equity Financing (as defined below) and (z) the VWAP of the Company A Ordinary Shares for the ten (10) full Trading Days immediately prior to the Closing Date (the “Pre-Closing VWAP”); provided, however, that if the Pre-Closing VWAP is greater than $3.25, then the Per Share Price shall be equal to the average of the Base Price and the Pre-Closing VWAP. For purposes of this Agreement:

(i)              “Trading Day” means any day on which the Company A Ordinary Shares are actually traded on the principal securities exchange or securities market on which the Company A Ordinary Shares are then listed.

(ii)            “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value thereof on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between the Company and STX.

(b)            Notwithstanding Section 1(a), if at any time from and including the Closing Date through and including the three (3) month anniversary of the Closing Date, the Company issues additional Company A Ordinary Shares (in each case, other than the Dilutive Issuance Exceptions) at a price per share, or issues any instrument convertible or exchangeable or exercisable for additional Company A Ordinary Shares (an “A Share Equivalent”) (in each case, other than the Dilutive Issuance Exceptions) at a conversion, exchange or exercise price per share that is less than the Per Share Price (such price, the “Dilutive Issuance Price” and such issuance, a “Dilutive Issuance”), then, on each such occurrence, the Company shall promptly thereafter issue to each Purchaser, for no additional consideration, such incremental number of additional Company A Ordinary Shares, rounded down to the nearest whole share, equal to the difference between (x) the aggregate number of A Ordinary Shares that would have been issued to the Purchaser hereunder at the Closing had the Per Share Price then been equal to such Dilutive Issuance Price, minus (y) the number of Company A Ordinary Shares that have been previously issued or are due to be issued to such Purchaser pursuant to Section 1(a) and this Section 1(b) through and including the date of the applicable Dilutive Issuance. Notwithstanding anything herein to the contrary, this Section 1(b) shall not apply to any of the following (each, a “Dilutive Issuance Exception”): (i) Company A Ordinary Shares or A Share Equivalents issued by reason of a dividend, stock split, split-up or similar distribution made pro rata on outstanding Company A Ordinary Shares; (ii) Company A Ordinary Shares or A Share Equivalents issued as compensation to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement in place as of the Effective Time; (iii) Company A Ordinary Shares issued upon the exercise, settlement or conversion pursuant to their terms of A Share Equivalents that are outstanding as of the Closing or issued after the Closing in accordance with the foregoing clause (ii); or (iv) Company A Ordinary Shares issued pursuant to the Equity Facility (as defined below) to satisfy in whole or in part the Company’s obligation hereunder to consummate the Eros Post-Closing Equity Financing (as defined below).

2.               Closing.

(a)             The closing of the sale and purchase of the Company A Ordinary Shares (the “Closing”) contemplated under this Agreement shall take place at the offices of Gibson, Dunn and Crutcher LLP, 333 South Grand Avenue, Los Angeles, California 90071, on the date of, and substantially concurrently with, the consummation of the Merger pursuant to the Merger Agreement, after the satisfaction or (to the extent permitted by applicable law) waiver of the conditions to the Closing set forth in Section 3 below, or at such different time or date to be agreed in writing by the Company and the Purchasers (the date of the Closing, the “Closing Date”).

(b)            On the Closing Date, (i) each Purchaser shall pay its Purchase Price to the Company for the Company A Ordinary Shares to be issued and sold to such Purchaser at the Closing, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions provided at least two business days prior to the Closing, and (ii) the Company shall deliver to each Purchaser in book entry-form the Company A Ordinary Shares which such Purchaser is purchasing hereunder.

3.               Closing Conditions.

(a)             The respective obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver in whole or in part (to the extent permitted by applicable law), on or prior to the Closing Date of the following conditions:

(i)              the Merger shall have been consummated in accordance with the terms of the Merger Agreement;

(ii)            the STX Lender Consents (as defined in the Merger Agreement) shall remain in full force and effect;

(iii)          the Purchasers shall have delivered or stand ready and willing to deliver, upon the terms and conditions stated in this Agreement, an aggregate of at least $75,000,000 of the Company A Ordinary Shares from the Company; provided, however, that no Purchaser may rely on the failure of this Section 3(a)(iii) to be satisfied if such Purchaser’s breach of this Agreement shall have been a cause of such failure;

(iv)          the Eros Pre-Closing Equity Financing shall have been consummated or shall be consummated substantially concurrently with the Closing for aggregate proceeds of not less than $35,000,000;

(v)            the condition to closing of the Merger set forth in Section 6.1(i) of the Merger Agreement shall be satisfied, or substantially contemporaneously with the closing of this Agreement will be satisfied, without giving effect to any waiver thereof pursuant to the Merger Agreement;

(vi)          there shall not have been enacted or promulgated any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any court or governmental agency or body of competent jurisdiction, domestic or foreign, nor any statute, rule or regulation, in either case, enjoining or prohibiting the consummation of the transactions contemplated hereby; and

(vii)        the Company A Ordinary Shares to be issued at the Closing hereunder shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(b)            The obligation of each Purchaser to effect the Closing is also subject to the satisfaction or waiver in whole or in part (to the extent permitted by applicable law), on or prior to the Closing Date, of the following conditions:

(i)              (A) the representations and warranties of the Company contained in Section 5 (other than in subsection (e)) of this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date); and (B) the Merger Agreement Representations (as defined below) shall be true and correct to the extent provided in Section 6.3(a) of the Merger Agreement.

(ii)            The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(iii)          The Merger Agreement (as in effect on the date hereof) shall not have been amended, modified or supplemented in a manner that would reasonably be expected to materially and adversely affect the rights or economic benefits that such Purchaser would reasonably expect to receive under this Agreement, unless such Purchaser has consented in writing to such amendment, modification or supplementation.

(c)             The obligation of the Company to effect the Closing is also subject to the satisfaction or waiver in whole or in part (to the extent permitted by applicable law), on or prior to the Closing Date, of the following conditions:

(i)              (A) the representations and warranties of each Purchaser contained in Sections 6(a), 6(b) and 6(m) of this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date); and (B) the other representations and warranties of each Purchaser contained in this Agreement (without giving effect to any limitation as to “materiality,” “Purchaser Material Adverse Effect” or any similar qualification set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not, and would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement (a “Purchaser Material Adverse Effect”).

(ii)            Such Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

4.               Further Assurances; Covenants.

(a)             The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions as contemplated by this Agreement.

(b)            At or prior to the Closing, the Company shall take all necessary action to issue and allot, in accordance with the immediately following sentence, an additional amount of Company A Ordinary Shares for an aggregate purchase price of at least $35,000,000 in cash (the “Eros Pre-Closing Equity Financing”). No issuance or allotment of Company A Ordinary Shares shall be deemed part of or to contribute to the Eros Pre-Closing Equity Financing unless (i) pursuant to (A) that certain Subscription Agreement, dated January 20, 2020, between the Company and the purchaser party thereto or (B) any other subscription agreement having substantially identical terms as the subscription agreement described in the foregoing clause (i)(A) entered into between the Company and another purchaser after the date hereof and prior to the Closing Date for an aggregate commitment (inclusive of the subscription agreement described in the foregoing clause (i)(A)) not to exceed $100,000,000 (collectively, the “Equity Facility”) or (ii) consented to in advance by the Purchasers purchasing at least a majority of the $75,000,000 of Company A Ordinary Shares to be purchased hereunder, such consent not to be unreasonably withheld, conditioned or delayed (it being acknowledged and agreed that it shall be reasonable for any Purchaser to withhold its consent to an issuance or allotment the economic terms of which are more favorable to the subscriber or purchaser thereof than the terms of this Agreement are to the Purchasers or if such subscriber or purchaser is or, immediately prior to the consummation of the Merger, was a stockholder of STX) (any source of financing described in this clause (ii), an “Alternative Equity Source”); provided that no less than $20,000,000 of the Eros Pre-Closing Equity Financing shall be obtained pursuant to the Equity Facility.

(c)             On or prior to the ninetieth (90th) day after the Closing Date, the Company shall take all necessary action to issue and allot, pursuant to the Equity Facility or an Alternative Equity Source, an additional amount of Company A Ordinary Shares for an aggregate purchase price of at least $15,000,000 in cash, less the amount, if any, by which the Eros Pre-Closing Equity Financing exceeded $35,000,000 (the “Eros Post-Closing Equity Financing”). For avoidance of doubt, no portion of the Eros Post-Closing Equity Financing obtained from an Alternative Equity Source shall constitute a Dilutive Issuance Exception.

(d)            If the original commitment under any Equity Facility is not fully exhausted following the consummation of the Eros Pre-Closing Equity Financing and Eros Post-Closing Equity Financing, then, from and after the ninetieth (90th) day after the Closing Date, the Company shall not issue or allot, or agree or commit to issue or allot, any additional Company A Ordinary Shares pursuant to any Equity Facility without the approval of 75% of the directors of the Company then in office.

(e)             From the date hereof until the later of (i) the end of the Restricted Period (as defined in the Lockup Agreement (as defined below)) or (ii) the Settlement Date (as defined in the Class E CVR Agreement (as defined in the Merger Agreement)), none of the Company, its controlled affiliates or any of its or their respective representatives (collectively, a “Company Party”) shall enter into any agreement, arrangement, commitment, instrument or understanding, whether written or oral (a “Side Agreement”), with any Purchaser, Purchaser’s affiliates or its or their respective representatives (collectively, a “Purchaser Party”) that has the purpose or effect of providing to such Purchaser differential or unique benefits in respect of its investment in the Company by virtue of this Agreement or the consummation of the Merger as compared to the benefits to be received by all other Purchasers in respect of their respective investments in the Company by virtue of this Agreement or the consummation of the Merger (other than as set forth in this Agreement, the Merger Agreement or any agreement referenced therein, or any modification or alteration to rights set forth in such agreements that are not held by the Purchasers generally (such as board nomination rights)) unless all Purchasers are offered the opportunity to enter into the same or a substantively identical Side Agreement.

5.               Company Representations and Warranties. Except as set forth in any Form 20-F or Form 6-K filed with the United States Securities and Exchange Commission since January 1, 2017 and publicly available prior to the date of this Agreement (as amended or supplemented prior to the date of this Agreement, the “Company SEC Documents”) (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are cautionary, predictive or forward-looking in nature), the Company represents and warrants to each Purchaser as of the date hereof, and, on the occurrence of the Closing, as of the Closing Date, that:

(a)             The Company is duly incorporated and is validly existing and in good standing as a company limited by shares under the laws of Isle of Man and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)            This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by each Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium and similar applicable laws affecting creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(c)             The execution, delivery and performance by the Company of this Agreement does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of: (i) the Memorandum and Articles of Association of the Company; (ii) any indenture, mortgage, deed of trust, loan agreement, lease, license, permit or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, liens, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(d)            Except for the Company’s arrangement with Citigroup Global Markets, Inc. and STX’s arrangement with PJT Partners, Inc., the Company has not entered into (and is not aware that STX has entered into) any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement for which such Purchaser could become liable (it being understood that such Purchaser will effectively bear its pro rata share of any such expenses indirectly as a result of its investment in the Company).

(e)             Each of the representations and warranties of the Company set forth in the Merger Agreement is incorporated by reference herein, mutatis mutandis (collectively, the “Merger Agreement Representations”).

(f)             The Company A Ordinary Shares to be issued hereunder have been duly authorized and, when issued and delivered to such Purchaser against full payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and not subject to any call by the Company and will rank pari passu with all other Company A Ordinary Shares, and such issuance is not subject to any preemptive or similar rights under the Company’s Articles of Association, the laws of the Isle of Man or otherwise.

(g)            No Company Party has entered into any Side Agreement with any Purchaser Party.

6.               Purchaser Representations and Warranties. Each Purchaser, severally and not jointly or jointly and severally, represents and warrants to the Company as of the date hereof and, on the occurrence of the Closing, as of the Closing Date, that:

(a)             Such Purchaser has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation with all requisite organizational, corporate or other power, as the case may be, and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)            This Agreement has been duly authorized, executed and delivered by such Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(c)             The execution, delivery and performance by such Purchaser of this Agreement does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Purchaser pursuant to the terms of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, loan agreement, lease, license, permit or other agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Purchaser or any of its properties, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, liens, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d)            Such Purchaser is an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)), in each case, satisfying the requirements set forth on Schedule II, and is acquiring the Company A Ordinary Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule II following the signature page hereto).

(e)             Such Purchaser understands that the Company A Ordinary Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Company A Ordinary Shares have not been registered under the Securities Act. Such Purchaser understands that the Company A Ordinary Shares may not be resold, transferred, pledged or otherwise disposed of by the Purchaser absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii), in accordance with any applicable securities or “blue sky” laws of the states and other jurisdictions of the United States, and that any book entry account or certificate representing the Company A Ordinary Shares shall contain a legend to such effect substantially consistent with the legend set forth in Section 7(b) hereof. Such Purchaser acknowledges that Rule 144 under the Securities Act (“Rule 144”) will not be available as of the Closing with respect to the resale of the Company A Ordinary Shares purchased hereunder, and when and if such Company A Ordinary Shares may be disposed of without registration under the Securities Act in reliance on Rule 144, the amount of such Company A Ordinary Shares that may be disposed of may be limited in accordance with the terms and conditions of Rule 144. Such Purchaser understands and agrees that such Purchaser may not be able to readily resell the Company A Ordinary Shares and may be required to bear the financial risk of an investment in the Company A Ordinary Shares for an indefinite period of time. Such Purchaser understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Company A Ordinary Shares.

(f)             Such Purchaser understands and agrees that such Purchaser is purchasing Company A Ordinary Shares directly from the Company. Such Purchaser further acknowledges that there have been no representations, warranties, covenants and agreements made to such Purchaser with respect to the Company A Ordinary Shares purchased hereunder by the Company or its affiliates or its or their respective shareholders, control persons, officers, directors or other representatives, or by STX or their affiliates or any of their respective shareholders, control persons, officers, directors or other representatives, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly included in this Agreement.

(g)            Such Purchaser acknowledges and agrees that such Purchaser has received such information as such Purchaser deems necessary in order to make an investment decision with respect to the Company A Ordinary Shares. Without limiting the generality of the foregoing, such Purchaser acknowledges that it (i) has had the opportunity to review the Company SEC Documents; and (ii) has reviewed certain business and legal due diligence materials with respect to the Company and STX provided to such Purchaser by the Company and STX, respectively. Such Purchaser represents and agrees that such Purchaser and such Purchaser’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as such Purchaser and such Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Company A Ordinary Shares.

(h)            Such Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Company A Ordinary Shares, including those set forth in the Company SEC Documents. Such Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company A Ordinary Shares, and such Purchaser has sought such accounting, legal and tax advice as such Purchaser has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), such Purchaser has adequately analyzed and fully considered the risks of an investment in the Company A Ordinary Shares and determined that the Company A Ordinary Shares are a suitable investment for such Purchaser and that such Purchaser is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists.

(i)              Such Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Company A Ordinary Shares or made any findings or determination as to the fairness of this investment.

(j)              Neither such Purchaser nor any of its directors, officers, or employees is (i) subject to comprehensive sanctions by virtue of their designation to a list of restricted persons, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) List of Specially Designated Nationals and Blocked Person; (ii) located in, organized under the law of or ordinarily resident in a Sanctioned Jurisdiction (Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine); or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Such Purchaser agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that such Purchaser is permitted to do so under applicable law. If such Purchaser is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Purchaser maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required by applicable law, such Purchaser maintains policies and procedures reasonably designed to ensure compliance with OFAC sanctions. To the extent required by applicable law, such Purchaser maintains policies and procedures reasonably designed to ensure that the funds held by such Purchaser and used to purchase the Company A Ordinary Shares were (and will be) legally derived.

(k)            Such Purchaser has and will have sufficient unrestricted funds to pay the Purchase Price in full pursuant to Section 2 at the Closing.

(l)              Assuming such Purchaser will hold no more than 10% of the Company’s issued and outstanding voting securities after giving effect to the Merger (including the private placements contemplated thereby), the Purchaser qualifies for the “acquisition solely for the purpose of investment exemption” under 16 C.F.R. § 802.9, and such Purchaser’s acquisition of the Company A Ordinary Shares is therefore exempt from the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(m)           Such Purchaser has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

7.               Delivery of Securities.

(a)             The Company shall register each Purchaser as the owner of the Company A Ordinary Shares purchased by such Purchaser hereunder in the appropriate books and records of the Company and with the Company’s transfer agent by book entry on or promptly after the date of the Closing.

(b)            Each register and book entry for the Company A Ordinary Shares purchased hereunder shall contain a notation, and each certificate (if any) ever evidencing such Company A Ordinary Shares shall, so long as they are not registered under the Securities Act, be stamped or otherwise imprinted with a legend, in substantially the following form:

“THE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE BENEFIT OF, U.S. PERSONS IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SHARES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT AND EACH APPLICABLE STATE SECURITIES LAW. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR OTHER TRANSFER COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES

LAWS. THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SHARES ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SUBSCRIPTION AGREEMENT AND LOCKUP AGREEMENT BY AND AMONG THE HOLDER AND THE OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENTS MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

8.               Lockup Agreement; Investors’ Rights Agreement; Registration Rights Agreement;

(a)             Concurrently with the execution of this Agreement and as a condition to the effectiveness of this Agreement, each Purchaser has entered into a lockup agreement with the Company substantially in the form attached hereto as Exhibit B (the “Lockup Agreement”).

(b)            At the Closing, each of the parties hereto shall execute and deliver (i) the Eros Investors’ Rights Agreement (as defined in the Merger Agreement and substantially in the form attached hereto as Exhibit C) and (ii) the Registration Rights Agreement (as defined in the Merger Agreement and substantially in the form attached hereto as Exhibit D).

9.               Termination. This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms prior to the Effective Time (as defined therein) or (b) the mutual written agreement of each of the parties hereto to terminate this Agreement. If the Merger Agreement is so terminated, the Company shall promptly notify the Purchasers of such termination. For avoidance of doubt, this Agreement will survive the consummation of the Merger if it occurs.

10.            Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon such delivery, (ii) if delivered by electronic mail, when confirmation of successful transmission is received or (iii) if sent by Federal Express or other nationally-recognized overnight courier, upon delivery or refusal of delivery, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)             if to the Company:

Eros International Plc
First Names House

Victoria Road

Douglas

Isle of Man IM2 4DF

British Isles

Attention:	Mark Carbeck, Chief Corporate and Strategy Officer
Email:	mark.carbeck@erosintl.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, California 90071-3197

Attention:	Kevin Masuda Peter Wardle
Email:	kmasuda@gibsondunn.com pwardle@gibsondunn.com

(b)            if to a Purchaser, to the address set forth below such Purchaser’s signature on its signature page hereto.

11.            Miscellaneous.

(a)             Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; provided that, without the prior written consent of any other parties, any Purchaser may assign its rights under this Agreement to any of its affiliates or any of its or its affiliates’ affiliated investment funds so long as such assignee expressly makes the representations and warranties of such Purchaser to the Company and expressly agrees to perform all obligations of such Purchaser hereunder prior to or upon the effectiveness of any such assignment; provided further, that no such assignment shall relieve such Purchaser of any of its obligations hereunder. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

(b)            The Company may request from any Purchaser such additional information as the Company may deem necessary to evaluate the eligibility of such Purchaser to acquire the Company A Ordinary Shares, and each Purchaser shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

(c)             Each Purchaser acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, each Purchaser agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties made by such Purchaser are no longer accurate.

(d)            All the agreements, representations and warranties made by each party hereto in this Agreement shall survive the Closing; provided, however, that, with respect to this Agreement, the Merger Agreement Representations shall terminate at, and shall not survive, the Closing.

(e)             This Agreement (including the Schedules and Exhibits hereto), the Merger Agreement (solely to the extent incorporated by reference herein), and that certain Class E Share Purchase Agreement, dated as of the date hereof, by and between STX and each Purchaser (as defined therein) party thereto (solely to the extent applicable to the Purchasers’ respective rights inter sese and, for avoidance of doubt, not as relates to the Company) constitute the entire agreement of the parties, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and permitted assigns.

(f)             Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g)            The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and each of the Purchasers; provided, that no such prior written consent shall be necessary to add one or more additional Purchasers as parties to this Agreement upon receipt of an executed Joinder by such additional Purchaser(s) and amend Schedule I accordingly in the manner set forth in Section 1(a); provided, further, that, any party hereto, on its behalf and not on behalf of any other party hereto, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) to the extent permitted by applicable law, waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) to the extent permitted by applicable law, waive compliance with any of the agreements or conditions contained herein, provided that any such extension or waiver described in the foregoing clauses (i) to (iii) by the Company shall be made in compliance with Section 4(e). Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to exercise any of its rights under this Agreement or otherwise shall not constitute a waiver by such party of such right.

(h)            If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 11(g) with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i)              This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by facsimile, .pdf or other similar means of electronic signature and a facsimile, .pdf or other electronic signature shall constitute an original for all purposes.

(j)              The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 11(l), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(k)            This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to the conflict of law principles thereof that would result in the application of any other jurisdiction’s laws.

(l)              EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11(k).

(m)           Subject to Section 11(n), each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if (and only if) such court finds it lacks subject matter jurisdiction, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Subject to Section 11(n), each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(n)            If and to the extent that any legal action or proceeding arising out of or relating to this Agreement relates to the rectification of the Company’s register of members or book entry account or the enforcement of Section 11(j) (but otherwise without prejudice to the provisions of Section 11(m)), each of the parties irrevocably agrees that the courts of the Isle of Man shall have jurisdiction to hear and decide such legal action or proceeding and, for this purpose only, each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such legal action or proceeding.

(o)            The Company and each Purchaser acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Signature pages follow.

IN WITNESS WHEREOF, the Company has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

EROS INTERNATIONAL PLC

By: /s/ Kishore Lulla

Name:  Kishore Lulla

Title:    Executive Chairman and Group Chief
Executive Officer and Managing Director

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

MARCO ALLIANCE LIMITED

By: /s/ Yuan Bing

Name:  Yuan Bing

Title:    Director

Purchase Price: $ 26,500,000.00

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

TPG GROWTH IV OSCARS, L.P.

By:	TPG Growth GenPar IV, L.P. its general partner
By:	TPG Growth GenPar IV Advisors, LLC its general partner

By: /s/ David Mossé

Name:  David Mossé

Title:    Vice President

Purchase Price: $ 26,500,000.00

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

PCCW MEDIA LIMITED

By: /s/ LEE Hoi Yee, Janice

Name:  LEE Hoi Yee, Janice

Title:    Director

Purchase Price: $ 9,000,000

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

BLACK FISH BLUE FISH, LLC

By: /s/ Derek Arend

Name:  Derek Arend

Title:    President

Purchase Price: $ 6,000,000.00

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

LIBERTY GLOBAL INCORPORATED
LIMITED

By: /s/ Jeremy Evans

Name:  Jeremy Evans

Title:    Director

Purchase Price: $ 3,000,000.00

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

PTOLEMY CAPITAL, LLC

By: /s/ Mitchell Otolski

Name:  Mitchell Otolski

Title:    Agent

Purchase Price: $ 2,000,000.00

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

IN WITNESS WHEREOF, the undersigned Purchaser has executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth above.

Name of Purchaser:

/s/ Andrew Warren

Andrew Warren

Purchase Price: $ 2,000,000.00

Address for Notices:

[Address]

with a copy (which shall not constitute notice) to:

[Address]

Signature Page to Subscription Agreement

SCHEDULE I

PURCHASE PRICE

Purchaser	Purchase Price	Jurisdiction of Organization
Marco Alliance Limited	$26,500,000.00	British Virgin Islands
TPG Growth IV Oscars, L.P.	$26,500,000.00	Delaware
PCCW Media Limited	$9,000,000.00	Hong Kong
Black Fish Blue Fish, LLC	$6,000,000.00	Delaware
Liberty Global Incorporated Limited	$3,000,000.00	U.K., England and Wales
Ptolemy Capital, LLC	$2,000,000.00	Delaware
Andrew Warren	$2,000,000.00	N/A
Total:	$75,000,000.00	-